UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Hooker Furniture Corporation

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Hooker Furniture Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held March 30, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furniture Corporation (the “Company”) will be held at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia, on Tuesday, March 30, 2004, at 2:00 P.M., for the following purposes:

(1)	To elect ten directors to serve a one-year term on the Company’s Board of Directors;

(2)	To ratify the selection of KPMG LLP as the independent public accountants for the Company for fiscal 2004; and

(3)	To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

The shareholders of record of the Company’s Common Stock at the close of business on February 17, 2004 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

Robert W. Sherwood
Secretary

March 2, 2004

Hooker Furniture Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

March 30, 2004

The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furniture Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, March 30, 2004, at 2:00 P.M., at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia, and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 2, 2004 to all holders of record on February 17, 2004 of the Company’s common stock, no par value (the “Common Stock”). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by

•	delivering a written notice to the Secretary of the Company,

•	executing and delivering a later-dated proxy or

•	attending the meeting and voting in person.

The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Company may solicit proxies by telephone or personal interview. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

VOTING RIGHTS

On February 17, 2004, there were 14,475,300 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder of that share to one vote.

ELECTION OF DIRECTORS

The Company proposes the reelection of Paul B. Toms, Jr., Douglas C. Williams, J. Clyde Hooker, Jr., W. Christopher Beeler, Jr., Alan D. Cole, John L. Gregory, III, Irving M. Groves, Jr., A. Frank Hooker, Jr., Robert A. Taylor and L. Dudley Walker to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. All of the nominees listed were previously elected directors by the shareholders. The Board of Directors of the Company presently consists of ten directors whose terms expire at the time of the 2004 Annual Meeting.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that if any nominee should not continue to be available for election, those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve. Certain information regarding each nominee follows.

Paul B. Toms, Jr., 49, has been a Director since 1993. Mr. Toms has been Chairman and Chief Executive Officer since December 2000. Mr. Toms was President and Chief Operating Officer from December 1999 to December 2000, Executive Vice President-Marketing from 1994 to December 1999, Senior Vice President-Sales & Marketing from 1993 to 1994, and Vice President-Sales from 1987 to 1993. Mr. Toms joined the Company in 1983. Mr. Toms is the nephew of J. Clyde Hooker, Jr.

Douglas C. Williams, 56, has been a Director since 1987. Mr. Williams has been President and Chief Operating Officer since December 2000. Mr. Williams was Executive Vice President-Manufacturing from December 1999 to December 2000, Senior Vice President-Manufacturing from 1987 to 1999, and Vice President-Manufacturing from 1986 to 1987. Prior to 1986, he held various positions in manufacturing management. Mr. Williams joined the Company in 1971.

J. Clyde Hooker, Jr., 83, has been a Director since 1947. In December 2000, Mr. Hooker retired from active service and was named Chairman Emeritus. Before that time, he served as Chairman of the Board beginning in 1987 and Chief Executive Officer beginning in 1966. Mr. Hooker also served as President and Chief Operating Officer from May 1999, upon the retirement of Mr. A. Frank Hooker, Jr., to December 1999. He was President from 1960 to 1987. Prior to 1960, Mr. Hooker held various positions in sales and marketing. Mr. Hooker joined the Company in 1946. He is the first cousin of A. Frank Hooker, Jr. and the uncle of Paul B. Toms, Jr.

W. Christopher Beeler, Jr., 52, has been a Director since 1993. He is the Chairman, President and Chief Executive Officer of Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate architectural glass products. Mr. Beeler is a director of Branch Banking and Trust Company of Virginia (a wholly-owned subsidiary of BB&T Corporation). Mr. Beeler is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

Alan D. Cole, 54, has been a Director since December 2002. He has been President of Parc West LLC, a real estate development firm, since July 2002. He is the retired Chief Executive Officer and President of Lifestyle Furnishings International, Inc., a manufacturer and importer of home furniture. He held those positions from 2000 to 2002 and was Executive Vice President of that company from 1997 to 2000. Mr. Cole is Chairman of the Compensation Committee and a member of the Audit Committee.

John L. Gregory, III, 56, has been a Director since 1988. He is a shareholder, officer and director of the law firm of Young, Haskins, Mann, Gregory & Smith, P.C. Mr. Gregory is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Irving M. Groves, Jr., 74, has been a Director since 1964. He is the retired Chief Executive Officer, President, and Chairman of Piedmont BankGroup (a predecessor to MainStreet Financial Corporation which was acquired by BB&T Corporation in 1999). Mr. Groves is a member of the Compensation Committee and the Audit Committee.

A. Frank Hooker, Jr., 74, has been a Director since 1958. He is the retired President and Chief Operating Officer of the Company. He served in those positions from 1987 until his retirement in May 1999. Mr. Hooker is the first cousin of J. Clyde Hooker, Jr. Mr. Hooker is a member of the Nominating and Corporate Governance Committee and Compensation Committee.

Robert A. Taylor, 50, has been a Director since December 2002. He has been the President and Chief Executive Officer of Global Coating Consultants LLC, a management consulting firm specializing in Asia Pacific strategy for the industrial coatings industry, since May 2003. He has also been an Adjunct Professor in the College of Business at Butler University since May 2003. He was President and General Manager of the Chemical Coatings Division of Sherwin-Williams Company, a producer of paints and coatings, from January 2001 to April 2003. From 1997 through 2000, Mr. Taylor was President and Chief Operating Officer of Lilly Industries, Inc., a manufacturer of paints and coatings. Mr. Taylor is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

L. Dudley Walker, 73, has been a Director since 1995. He is the retired Chairman of the Board of VF Knitwear, Inc. (formerly Bassett-Walker, Inc.) a manufacturer of knitted fleecewear and T-shirts and a wholly-owned subsidiary of V. F. Corporation. Mr. Walker is also the retired Chairman, President and Chief Executive Officer of Bassett-Walker, Inc. Mr. Walker is a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

The law firm of Young, Haskins, Mann, Gregory & Smith, P.C. (of which Mr. Gregory is a shareholder, officer and director) was utilized as counsel by the Company during the fiscal year ended November 30, 2003, and the Company expects to use the firm during the current fiscal year.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held five meetings during the fiscal year ending November 30, 2003. The Board has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee. The Compensation Committee met once and the Audit Committee met five times. The Nominating and Corporate Governance Committee did not meet in fiscal 2003, but met January 14, 2004. Each incumbent director attended at least 75% of the total fiscal 2003 Board meetings and committee meetings held during the period that he was a member of the Board or such committees. Each of the following directors is independent as defined by applicable Nasdaq Marketplace Rules: W. Christopher Beeler, Jr., Alan D. Cole, John L. Gregory, III, Irving M. Groves, Jr., A. Frank Hooker, Jr., Robert A. Taylor and L. Dudley Walker. It is the Company’s policy that each of the directors is expected to attend the Company’s annual shareholder meetings. Nine of the Company’s directors attended the 2003 Annual Meeting.

Compensation of Directors

For 2003, non-employee directors received an annual retainer of $12,000, with no additional payment for board meetings attended, and $1,000 for each committee meeting attended. Effective January 1, 2001, employee directors receive no additional compensation for Board or committee meetings attended. Directors are paid no other compensation by the Company for the performance of their services as directors.

Compensation for services as directors of the Company during fiscal 2003 is set forth in the table below:

Director	Fiscal 2003 Compensation
W. Christopher Beeler, Jr.	$18,000
Alan D. Cole	18,000
John L. Gregory, III	16,000
Irving M. Groves, Jr.	18,000
A. Frank Hooker, Jr.	14,000
J. Clyde Hooker, Jr.	14,000
Robert A. Taylor	18,000
L. Dudley Walker	14,000

For 2004, directors will receive a $15,000 annual retainer for service on the Board, $5,000 for serving on the Audit Committee and $2,000 for serving on each of the Compensation and Nominating and Corporate Governance Committees. The Chair of the Audit Committee will receive an additional $3,000, and the Chairs of the Compensation and Nominating and Corporate Governance Committees will each receive $2,000.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which presently consists of Messrs. Taylor (Chairman), Beeler, Gregory, A. Frank Hooker, Jr. and Walker:

•	identifies individuals qualified to become Board members;

•	selects, or recommends that the Board select, nominees to the Board and each committee;

•	assists the Board with respect to corporate governance matters applicable to the Company; and

•	assists the Board in senior management succession planning.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Committee is independent as defined by applicable Nasdaq listing standards.

The Nominating and Corporate Governance Committee is responsible for evaluating and making recommendations to the Board regarding the size and composition of the Board, developing and recommending criteria for the selection of individuals to be considered as candidates for election to the Board and identifying, investigating and recommending prospective director candidates. Candidates for director nominees will be assessed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. The Committee has not established a set of specific, minimum qualifications for director candidates, but in conducting its assessment, the Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company. In the case of incumbent directors, the Committee will review each director’s overall service to the Company during his or her term in deciding whether to renominate the director.

The Committee will consider a director candidate recommended by a shareholder for the 2005 Annual Meeting if the recommendation is submitted in writing to the Secretary of the Company and is received at the Company’s principal executive offices on or before November 2, 2004. The recommendation must include a description of the candidate’s qualifications for serving as a director and the following information: (1) the name and address of the shareholder making the recommendation; (2) a representation that the shareholder will be entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons recommended; (3) information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission, if the candidate were to be nominated by the Board of Directors; (4) information concerning the director candidate’s independence as defined by applicable Nasdaq listing standards; and (5) the consent of the director candidate to serve as a director of the Company if nominated and elected. The Nominating and Corporate Governance Committee may refuse to consider the recommendation of any person not made in compliance with this procedure.

Compensation Committee

The Compensation Committee presently includes Messrs. Cole (Chairman), Gregory, Groves, A. Frank Hooker, Jr. and Walker. During fiscal 2003, the Committee consisted of Messrs. Groves (Chairman), Beeler, Cole (beginning March 2003), Gregory, A. Frank Hooker, Jr., J. Clyde Hooker, Jr., Taylor (beginning March 2003) and Walker. The Committee reviews and makes determinations with regard to the employment arrangements and compensation for the senior executive officers, including the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President-Finance and Administration, each of the Senior Vice Presidents and the President and Chief Executive Officer of Bradington-Young. No member of the Compensation Committee may be a current employee of the Company. Each current member of the Compensation Committee is independent as defined by applicable Nasdaq Marketplace Rules. The Board plans to adopt a written charter for the Compensation Committee during this fiscal year. Upon adoption, a copy of the charter will be available on the Company’s Web site at www.hookerfurniture.com. The Compensation Committee Report on Executive Compensation begins on page 9.

Audit Committee

The Audit Committee, which presently consists of Messrs. Beeler (Chairman), Cole, Groves and Taylor:

•	approves the appointment of a firm of independent public accountants to audit the Company’s financial statements;

•	reviews and approves the scope, purpose and type of audit and non-audit services to be performed by the external auditors; and

•	oversees the accounting and financial reporting processes of the Company and the audits of the Company’s annual financial statements.

The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is included as Appendix A of this proxy statement and is available on the Company’s Web site at www.hookerfurniture.com. The Report of the Audit Committee is set forth below. Each member of the Audit Committee is independent as defined by applicable Nasdaq listing standards. The Company’s Board of Directors has determined that Mr. Beeler is an “audit committee financial expert” for purposes of the SEC’s rules.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended November 30, 2003 with management, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the independent auditors, who are responsible for expressing an opinion on conformity of those audited financial statements with generally accepted accounting principles, the independent auditors’ judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent auditors under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and letter from the independent auditors to the Committee required by Independence Standard Board Standard No. 1. The Committee has also considered whether the provision of non-audit related services by the independent auditors is compatible with maintaining the independent auditors’ independence and found it to be acceptable.

The Committee met with the Company’s independent auditors, with and without management present, and discussed the overall scope of their audit, the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003 for filing with the Securities and Exchange Commission.

W. Christopher Beeler, Jr., Chairman
Alan D. Cole
Irving M. Groves, Jr.
Robert A. Taylor

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies it has received of the Forms 3, 4 and 5 filed during or with respect to the fiscal year ended November 30, 2003, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons for that fiscal year, the Company believes that all executive officers, directors and 10% shareholders complied with such filing requirements, except as follows: Alan D. Cole and C. Scott Young were late in filing a Form 3; Henry P. Long was late in filing a Form 4 for one sale transaction; and Paul B. Toms, Jr. was late in filing a Form 5 with respect to one disposition of shares by gift.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth, for the fiscal years ended November 30, 2003, 2002 and 2001, the compensation for services in all capacities to the Company of those persons who at any time during the fiscal year ended November 30, 2003 served as the Company’s Chief Executive Officer or at November 30, 2003 were the next four most highly compensated executive officers of the Company for the fiscal year ended November 30, 2003 (each a “named executive officer” and collectively, the “named executive officers”).

		Annual Compensation
Name and Principal Position	Year	Salary (1)	Bonus	Other Annual Compen- sation (2)	All Other Compensation (3)
Paul B. Toms, Jr., Chairman and Chief Executive Officer	2003 2002 2001	$234,000 226,200 227,200	$129,325 152,250 41,013	$71,487	$11,948 31,193 31,457

Douglas C. Williams, President and Chief Operating Officer	2003 2002 2001	234,000 226,200 227,200	129,325 152,250 41,013	34,759	17,348 22,770 16,187

E. Larry Ryder, Executive Vice President – Finance and Administration	2003 2002 2001	187,200 180,960 181,960	103,460 121,800 32,810	50,966	17,387 26,108 20,249

Michael P. Spece, Senior Vice President – Import Division	2003 2002 2001	168,002 154,021 154,022	103,460 101,500 21,873	33,416	17,367 24,071 12,495

C. Scott Young, President and Chief Executive Officer – Bradington-Young, LLC (4)	2003	192,500	112,081		2,500

(1)	Includes $1,000 for each of Messrs. Toms, Williams and Ryder as compensation for services as a director during December of fiscal 2001.

(2)	Other Annual Compensation for 2003 represents an amount reimbursed to each named executive officer (other than Mr. Young) for the payment of annual premiums under a split-dollar life insurance agreement, plus payment of an additional amount intended to make the premium reimbursement tax-neutral to the named executive officer. In 2002 and 2001, the Company made contributions for premiums under the split-dollar life insurance agreements for these named executive officers. The present value of the benefit of those contributions is included under All Other Compensation for those periods. In December 2003, the split-dollar life insurance agreements were terminated and the underlying life insurance policies were transferred by these named executive officers to the Company (see “Recent Changes to Executive Compensation” for additional information regarding recent changes to certain executive benefit programs).

(3)	All Other Compensation for 2003 for each named executive officer includes employer contributions to the Company’s ESOP and 401(k) Plan as set forth below:

	ESOP	401(k)
Paul B. Toms, Jr.	$5,948	$6,000
Douglas C. Williams	10,348	7,000
E. Larry Ryder	10,348	7,039
Michael P. Spece	9,161	8,206
C. Scott Young		2,500

(4)	Mr. Young became an executive officer of the Company effective January 2, 2003, in connection with the acquisition of the assets of Bradington-Young, LLC (see “Certain Relationships and Related Transactions” on page 11).

Salary Continuation Agreements

Through December 2003, each named executive officer (other than Mr. Young) had been a party to a salary continuation agreement under a program maintained by the Company for certain management employees. Salary continuation benefits under the agreements were based on the annual compensation level attained by the executive officer, calculated as follows:

Annual Compensation	Total Salary Continuation Benefit
$175,000 and over	$400,000
150,000 to 174,999	350,000
125,000 to 149,999	300,000
100,000 to 124,999	250,000
75,000 to 99,999	200,000
50,000 to 74,999	150,000
Under 50,000	100,000

Once a specified salary continuation benefit level had been attained, that benefit could only increase upon a subsequent increase in annual compensation and would not decrease as a result of any decrease in annual compensation. Pursuant to these agreements each of these named executive officers, or his beneficiary, would have been entitled to receive the maximum benefit of $400,000, payable in ten annual installments of $40,000 upon the named executive officer’s retirement at age 60, death or disability. If the named executive officer retired after attaining age 55 but before age 60, the annual payment would have been reduced by 120th of that payment for each full month remaining from the date of retirement until the named executive officer’s 60th birthday. Benefits payable on account of the death of the named executive officer commenced immediately, while benefits payable on account of the disability of the named executive officer would not commence until the date on which the named executive officer reached age 60. In December 2003, all of these salary continuation agreements were terminated (see “Recent Changes to Executive Compensation” below).

Recent Changes to Executive Compensation

In December 2003, the Company restructured certain executive compensation arrangements that cover Messrs. Toms, Williams, Ryder and Spece, as well as certain other executives of the Company. The arrangements that were restructured, and the manner in which they were restructured, are as follows:

•	The salary continuation agreement for each executive was terminated;

•	Each executive’s split-dollar life insurance agreement was terminated and the executive transferred to the Company his ownership interest in the life insurance policy or policies underlying his split-dollar life insurance agreement;

•	Each executive received a cash payment from the Company equal to the amount of premiums the executive had paid with respect to the life insurance policy or policies underlying his split-dollar life insurance agreement; and

•	The Company adopted a new life insurance program and a new supplemental executive retirement plan which cover each of these executives.

The new life insurance program provides a death benefit of $1.5 million if the executive dies on or before his 60th birthday, and a $1 million death benefit if he dies after his 60th birthday but on or before his 65th birthday. The life insurance benefit automatically terminates when the executive terminates employment with the Company for any reason other than death or when he attains age 65, whichever occurs first. The life insurance policies funding the new life insurance program are owned by the Company.

The new supplemental executive retirement plan provides a monthly supplemental retirement benefit equal to 40% of the executive’s final average monthly compensation, payable for a 15-year period following the executive’s termination of employment. Final average monthly compensation means the average monthly base salary and any bonuses paid to the executive during the five-year period prior to his termination of employment with the Company. An executive becomes vested in 75% of the monthly supplemental benefit if the executive remains continuously employed with the Company until attainment of age 60, and is vested in additional 5% increments for each subsequent year that the executive remains continuously employed with the Company. Executives who remain continuously employed to age 65 become fully vested in their monthly supplemental benefit. However, Mr. Spece will become fully vested if he remains continuously employed until he reaches age 60. In addition, the monthly retirement benefit for each participant in the plan, regardless of age, will become fully vested and the present value of all plan benefits will be paid to participants in a lump sum upon a change in control of the Company (as defined in the plan).

The estimated annual benefit payable upon retirement at normal retirement age (assuming full vesting) to each of the named executive officers who participates in the supplemental executive retirement plan is set forth below:

Estimated Annual Retirement Benefit*
Paul B. Toms, Jr.	$130,006
Douglas C. Williams	131,494
E. Larry Ryder	103,393
Michael P. Spece	81,865

*	Calculated based on historical average salary and bonus amounts for the five-year period ending November 30, 2003. Actual benefits would be calculated based on the five-year period prior to termination of employment with the Company.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the Company’s fiscal year ended November 30, 2003, the Compensation Committee included Messrs. Groves (Chairman), Beeler, Cole (beginning March 2003), Gregory, A. Frank Hooker, Jr., J. Clyde Hooker, Jr., Taylor (beginning March 2003) and Walker. A. Frank Hooker, Jr. was an officer of the Company until his retirement in May 1999 and J. Clyde Hooker, Jr. was an officer of the Company until his retirement in December 2000.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General Policy

The Company’s Executive Officer Compensation Program is administered by the Compensation Committee of the Board of Directors. The Committee reports to the Board on all compensation matters regarding the Company’s senior management. For fiscal 2003, the Committee was composed entirely of non-management directors.

The overall objectives of the program are to attract and retain highly qualified executive talent, to motivate executives to achieve the goals inherent in the Company’s business strategy, and to link executive compensation to individual performance as well as the financial performance of the Company.

For fiscal 2003, the primary elements of the program were base salary, annual bonus, salary continuation, and life insurance. While the elements of compensation described below were considered separately, the Committee took into account all of these items of compensation as a whole in determining the appropriate levels of executive compensation.

Base Salaries and Bonus Opportunities

Base salaries for the Company’s Chief Executive Officer and other senior executive officers, as well as changes in those salaries, are approved by the Compensation Committee for submission to the Board after considering recommendations by management, and factors such as the nature and responsibilities of each executive’s position, competitive industry salaries and the officer’s length of service. The Chief Executive Officer reviews management’s salary recommendations with the Compensation Committee, which then considers those recommendations in determining appropriate salaries. The executive officer salaries approved by the Compensation Committee are then recommended to the Company’s Board of Directors for approval.

The annual bonus program for the Chief Executive Officer and the other executive officers is intended to motivate and reward the executive officers for achieving high levels of corporate financial performance. The bonus opportunity for each executive officer is expressed as a percentage of the amount by which the Company’s pre-tax earnings exceed a specified dollar threshold.

In November of 2002, the Committee reviewed proposed 2003 annual salary and bonus opportunities for the Chief Executive Officer and other senior officers that were prepared by the Company’s management. Management proposed that the 2003 base salaries for the Chief Executive Officer, Chief Operating Officer and Executive Vice President – Finance and Administration be increased approximately 3.5% above 2002 levels and other senior officers be increased an average of 5.9% for 2003, and suggested that the maximum bonus opportunities for each executive officer be the same as for 2002.

In conducting its review of management’s proposals, the Committee reviewed a furniture industry association report on executive compensation, including salary and bonus, for 68 companies engaged in furniture manufacturing. The report analyzed industry cash compensation levels for executive positions identical to or similar to the positions held by the Company’s senior executives. The report presented industry salary and total cash compensation by size of the reporting organizations. The Company’s most direct competitors for executive talent are not necessarily identical to the companies included in the peer group established to compare shareholder returns. Thus, the peer group of companies in the furniture industry compensation report that was utilized by the Compensation Committee in analyzing management’s proposals, is not the same as the peer group index in the Performance Graph included in this Proxy Statement.

The Committee analyzed projections provided by management of total cash compensation (base salary and maximum bonus opportunity) for the Chief Executive Officer and other senior executives based on management projections of levels of future Company earnings. The Committee then compared total 2003-projected compensation for the Chief Executive Officer and the other senior executives to the data contained in the furniture industry compensation report. The projected total compensation for the Company’s senior executives generally fell in the top quartile of the companies who participated in the report. The Committee determined that the projected compensation levels were appropriate for a number of reasons. The Company had experienced significant growth in net sales and earnings over the past five years, particularly in comparison to the rest of the wood household furniture industry. Also, the senior executives had overseen the listing of the Company’s stock on the Nasdaq SmallCap Market during the year and had been successful in negotiating the purchase of Bradington-Young, LLC. In addition, the Committee observed that management helped the Company to maintain excellent employee relationships, which were enhanced through the administration and performance of the Company’s Employee Stock Ownership Plan.

As a result of these considerations, the Committee recommended to the Board of Directors that the total compensation (base salary and maximum bonus opportunity) for the Chief Executive Officer and each of the other senior executives be established as originally proposed by the Chief Executive Officer. The Board of Directors approved the Committee’s recommendation.

Chief Executive Officer Compensation

For 2003, the salary and bonus of the Chief Executive Officer were determined by the Compensation Committee substantially in conformance with the policies described above for all executive officers. The Committee evaluates the Chief Executive Officer’s contribution to the achievement of the Company’s financial and non-financial goals on an ongoing basis. Additionally, the Committee annually evaluates the Chief Executive Officer based upon a variety of financial factors as well as the extent to which strategic goals are met. The Committee makes no relative weights or rankings to these factors, but makes a subjective determination based upon consideration of all such factors.

Salary Continuation

During fiscal 2003, the Company maintained a salary continuation program for certain management employees of the Company, including the Chief Executive Officer and each of the other named executive officers (other than Mr. Young). The program was designed to help retain executive talent and to provide additional retirement or disability benefits to supplement the benefits payable under the Company’s tax-qualified retirement plans upon an executive’s retirement.

The program provided benefits in specified amounts to the executives upon retirement, death, or disability. Executives became entitled to receive the full amount of benefits available under the plan upon attainment of age 60, and a reduced level of benefits upon attainment of age 55. Benefits were also payable in connection with an executive’s death or disability. Benefits payable on account of the death of the executive officer commenced immediately, while benefits payable on account of the disability of the executive officer would not commence until the date on which the executive officer reached age 60.

Life Insurance

During fiscal 2003, the Company provided senior executives (other than Mr. Young) with life insurance benefits during their working life and paid up insurance at their retirement. The Company was entitled to recover premiums paid to the insurer on such insurance and retained a collateral interest in each policy to the extent of the premiums paid with respect to such policy. The Committee believes that the life insurance program was helpful in retaining key executive talent.

Recent Changes

In December 2003, the Compensation Committee and the Board of Directors approved certain changes in the salary continuation and life insurance programs for senior executive officers. For a review of those changes, refer to the heading titled “Recent Changes to Executive Compensation” under “Compensation of Executive Officers.”

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally prohibits the Company from deducting compensation of over $1 million that is paid in any taxable year to the Company’s Chief Executive Officer or to any of the other four most highly compensated individuals who are executive officers at the end of the year. Current compensation levels for each of the Company’s executive officers are below this threshold. In the future, the Board of Directors may approve compensation that would not be fully deductible under Section 162(m) if, in the Board of Director’s judgment, after considering the additional costs of not qualifying for full deduction, such compensation is appropriate.

Irving M. Groves, Jr., Chairman (Fiscal 2003)
W. Christopher Beeler, Jr.,
John L. Gregory, III,
A. Frank Hooker, Jr.
J. Clyde Hooker, Jr.
L. Dudley Walker

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 2, 2003, the Company, through its wholly owned subsidiary B-Y Acquisition LLC, acquired substantially all of the assets of Bradington-Young, LLC, a North Carolina-based manufacturer of upscale leather reclining chairs, executive desk chairs and motion and stationary upholstery in the upper-medium to high-end price niches (“Bradington-Young NC”). After the closing of the acquisition, B-Y Acquisition LLC changed its name to Bradington-Young, LLC (“Bradington-Young VA”). C. Scott Young, a member and manager of Bradington-Young NC, now serves as the President and Chief Executive Officer of Bradington-Young VA and is deemed to be an executive officer of the Company. The aggregate purchase price for the transaction was $29.3 million, consisting of $22.1 million in cash (net of cash acquired), $6.8 million in assumed liabilities and $457,000 of acquisition-related fees. The purchase price was the result of arms-length negotiations between the parties and was approved by the Company’s Board of Directors. At the time of the transaction, Mr. Young had a 36% membership interest in Bradington-Young NC. Certain of Mr. Young’s immediate family members were also members of Bradington-Young NC at the time of the transaction: Charles S. Young, Jr., Mr. Young’s father, had a 7% membership interest; Craig S. Young, Mr. Young’s brother, had a 20% membership interest; Clark S. Young, Mr. Young’s brother, had an 11% membership interest; and Jay A. Young, Mr. Young’s brother, had an 11% membership interest. In addition, Craig S. Young serves as Vice President of Sales of Bradington-Young VA and received $176,855 in salary and bonus for fiscal 2003. Clark S. Young serves as an independent commissioned sales representative for Bradington-Young VA on the same terms as the Company’s other independent commissioned sales representatives. He earned $287,722 in commissions in fiscal 2003. Both Craig S. Young and Clarke S. Young are expected to continue to serve in these capacities during fiscal 2004. Before the transaction, the Company had no material relationship with C. Scott Young or any of his immediate family members.

In fiscal 2003, the Company reimbursed to J. Clyde Hooker, Jr., the Chairman Emeritus and a director of the Company, a total of $71,496.47 for (1) the payment of annual premiums under a split-dollar life insurance agreement, plus (2) an additional amount intended to make the premium reimbursement tax-neutral to Mr. Hooker. Mr. Hooker’s split-dollar life insurance agreement was established while he was an executive officer of the Company. The Company expects to make a similar payment to Mr. Hooker during fiscal 2004.

PERFORMANCE GRAPH

The following graph compares cumulative total shareholder return for the Company with a broad performance indicator, the Russell 2000® Index, and an industry index, the Wood Household Furniture Index, for the period from April 5, 1999, the date the Company’s Common Stock was registered under Section 12(g) of the Exchange Act, to November 30, 2003.

(1)	The graph shows the cumulative total return on $100 invested at the beginning of the measurement period in the Company’s Common Stock or the specified index, including reinvestment of dividends.

(2)	Beginning June 27, 2002, the Company’s Common Stock was listed on the Nasdaq SmallCap Market under the symbol “HOFT.” From April 11, 2001 through June 24, 2002, the Company’s Common Stock was quoted on the Over-the-Counter Bulletin Board. Before April 11, 2001, the Common Stock was not listed for trading on any securities exchange or on Nasdaq or on any other inter-dealer quotation system of a registered national securities association. For periods before fiscal 2002, the cumulative total return for the Company’s Common Stock is based upon stock price information provided by the National Association of Securities Dealers, Inc. as reported to it by its member firms. That stock price information represents transactions in the Company’s Common Stock in the “over-the-counter” market during those periods.

(3)	SIC Code 2511 Wood Household Furniture Index as prepared by MGFS, Inc. (formerly Media General Financial Services, Inc., “MGFS”). At February 10, 2004, MGFS reported that the Wood Household Furniture Index consisted of: Bassett Furniture Industries, Inc., Bush Industries, Inc. (Class A Common Stock), Chromcraft Revington, Inc., DMI Furniture, Inc., Ethan Allen Interiors Inc., Furniture Brands International, Inc., Keller Manufacturing and Stanley Furniture Company, Inc.

(4)	The Russell 2000® Index, prepared by Frank Russell Company, measures the performance of the 2000 smallest companies out of the 3,000 largest U.S. companies based on total market capitalization.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of February 17, 2004 by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the named executive officers and by all directors and executive officers as a group:

Name	Amount and Nature Of Beneficial Ownership (1)		Percent Of Class
Hooker Furniture Corporation Employee Stock Ownership Plan Trust (2)	4,205,016	(2)(3)	29.0%
J. Clyde Hooker, Jr. (4)	1,878,542	(5)	13.0
Royce & Associates, LLC (6)	939,800		6.5
Paul B. Toms, Jr. (4)	866,080	(7)	6.0
A. Frank Hooker, Jr. (4)	432,300	(8)	3.0
W. Christopher Beeler, Jr. (4)	83,800	(9)	*
Irving M. Groves, Jr. (4)	71,328	(10)	*
Douglas C. Williams (4)	25,648	(11)	*
E. Larry Ryder (4)	22,404	(12)	*
L. Dudley Walker (4)	20,000		*
Michael P. Spece (4)	7,532	(13)	*
Robert A. Taylor (4)	3,914		*
John L. Gregory, III (4)	1,600		*
Alan D. Cole (4)	—		—
C. Scott Young (4)	—		—
All directors and executive officers as a group (15 persons)	3,430,858	(14)	23.7%

*	Less than one percent.
(1)	All share figures reflect a two-for-one stock split in the form of a 100% stock dividend distributed January 30, 2004.
(2)	The principal business address for GreatBanc Trust Company, the trustee (the “ESOP Trustee”) of the Hooker Furniture Corporation Employee Stock Ownership Plan Trust (the “ESOP Trust”), is 1301 West 22nd Street, Suite 702, Oak Brook, Illinois 60523.
(3)	Shares reported as owned by the ESOP Trust include 56,170 shares that are also reported as beneficially owned by the executive officers. The ESOP Trustee has disposition power with respect to shares owned by the ESOP Trust. The ESOP Trustee may dispose of ESOP shares only at the direction of a committee appointed by the Company. During fiscal 2003 that committee consisted of the following officers of the Company: Douglas C. Williams, E. Larry Ryder and Jack R. Palmer (Vice President-Human Resources). The ESOP Trustee has sole voting power with respect to 3,080,166 shares held by the ESOP Trust, which have not been allocated to plan participants. Shares allocated to plan participants’ accounts are voted by the ESOP Trustee in accordance with the directions of the participants, unless no directions are received.
(4)	The business address for these persons is c/o Hooker Furniture Corporation, 440 East Commonwealth Boulevard, Martinsville, Virginia 24112.
(5)	J. Clyde Hooker, Jr. has sole voting and disposition power with respect to 1,626,406 shares and shared voting and disposition power with respect to 252,136 shares. Shares beneficially owned by Mr. Hooker do not include 268,546 shares beneficially owned by members of his family; Mr. Hooker disclaims beneficial ownership of those shares.
(6)	The beneficial ownership information for Royce & Associates, LLC is based upon a Schedule 13G filed with the SEC on February 3, 2004. The Schedule 13G indicates that Royce & Associates has sole voting and disposition power with respect to all 939,800 of such shares. The principal business address of Royce & Associates is 1414 Avenue of the Americas, New York, New York 10019.
(7)	Mr. Toms has sole voting and disposition power with respect to 75,992 shares and shared voting and disposition power with respect to 780,536 shares. Mr. Toms also has sole voting power with respect to 9,552 shares held by the ESOP Trust. Shares beneficially owned by Mr. Toms do not include 9,036 shares beneficially owned by certain members of his family; Mr. Toms disclaims beneficial ownership of those shares.
(8)	A. Frank Hooker, Jr. has sole voting and disposition power with respect to 401,100 shares and shared voting power with respect to 31,200 shares.
(9)	Mr. Beeler has sole voting and disposition power with respect to 8,800 shares and shared voting and disposition power with respect to 75,000 shares.

(10)	Mr. Groves has sole voting and disposition power with respect to 66,392 shares and shared voting and disposition power with respect to 1,200 shares. Shares beneficially owned by Mr. Groves do not include 24,400 shares beneficially owned by his wife; Mr. Groves disclaims beneficial ownership of those shares.
(11)	Mr. Williams has sole voting and disposition power with respect to 11,152 shares. He also has sole voting power with respect to 14,096 shares held by the ESOP Trust. The share amount shown in the table includes 400 shares beneficially owned by members of his family. Mr. Williams may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (3) above).
(12)	Mr. Ryder has sole voting and disposition power with respect to 7,500 shares. He also has sole voting power with respect to 14,904 shares held by the ESOP Trust. Mr. Ryder may also be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (3) above).
(13)	Mr. Spece has sole voting and disposition power with respect to 3,750 shares. He also has sole voting power with respect to 3,782 shares held by the ESOP Trust.
(14)	Messrs. Williams and Ryder, each of whom is an executive officer, may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (3) above).

RATIFICATION OF SELECTION OF

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected the firm of KPMG LLP as independent public accountants for the Company for fiscal 2004, subject to ratification by the shareholders. Action by the shareholders is not required by law in the selection of independent public accountants, but their selection is submitted by the Company in order to give shareholders an opportunity to ratify the Audit Committee’s selection of KPMG. If the shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection of independent public accountants. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of KPMG, as independent public accountants for fiscal 2004.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Change in Accountant

On September 30, 2002, the Company engaged KPMG to serve as the Company’s principal accountant to audit the Company’s financial statements for the fiscal year ending November 30, 2003. BDO Seidman, LLP, the Company’s previous principal accountant, continued to serve as the Company’s principal accountant to audit the Company’s financial statements for the fiscal year ended November 30, 2002, through the completion of that audit and the date of the Company’s Annual Report on Form 10-K for that period. The change in the Company’s principal accountant was recommended by the Audit Committee and approved by the Board of Directors.

The reports of BDO Seidman with respect to the Company’s financial statements for fiscal years 2001 and 2002 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal years 2001 and 2002 and the period from November 30, 2002 through the end of BDO Seidman’s engagement by the Company, there were no disagreements between the Company and BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, would have caused BDO Seidman to make reference to the subject matter of the disagreements in its report on the Company’s financial statements for such years.

During fiscal years 2001 and 2002 and the period from November 30, 2002 to the date of the Company’s Annual Report on Form 10-K for the year ended November 30, 2002, the Company did not consult with KPMG regarding either the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act, or reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided BDO Seidman and KPMG with a copy of the foregoing disclosures.

Fees Billed to Company by the Company’s Principal Accountant for Fiscal 2003

Audit Fees. Fees billed to the Company by KPMG for the audit of the Company’s annual financial statements for the fiscal year ended November 30, 2003 and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during that fiscal year totaled $218,000.

Financial Information Systems Design and Implementation Fees. The Company did not engage KPMG to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended November 30, 2003.

All Other Fees. Fees billed to the Company by KPMG during the Company’s fiscal year ended November 30, 2003 for all non-audit services, including tax-related services, totaled approximately $31,000.

Audit Committee Preapproval of Audit and Non-Audit Services

The Audit Committee is required to preapprove all audit and permitted non-audit services provided by KPMG, the Company’s auditing firm. The Audit Committee has authorized the Committee Chair to preapprove such services between meetings of the Committee up to $15,000 during any fiscal quarter and $50,000 during any fiscal year. The Committee Chair must report any preapproval to the Committee at its next meeting.

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

ADDITIONAL INFORMATION

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the ten nominees receiving the greatest number of votes cast in the election of directors will be elected. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting, including the ratification of the selection of the Company’s independent public accountants, will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome of that matter.

Shareholder Proposals for 2005 Annual Meeting

Any shareholder desiring to present a proposal to the shareholders at the 2005 Annual Meeting and who desires that the proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit the proposal to the Secretary of the Company so that it is received at the Company’s principal executive offices on or before November 2, 2004. All proposals must comply with applicable Securities and Exchange Commission regulations. With respect to shareholder proposals that are not included in the proxy statement for the 2005 Annual Meeting, the persons named in the proxy solicited by the Company’s Board of Directors for the 2005 Annual Meeting will be entitled to exercise the discretionary voting power conferred by that proxy under the circumstances specified in Exchange Act Rule 14a-4(c), including with respect to proposals received by the Company after January 16, 2005.

Shareholder Communications

Shareholders may send written communications to the Board of Directors c/o Secretary, Hooker Furniture Corporation, P.O. Box 4708, Martinsville, Virginia 24115-4708.

By Order of the Board of Directors,

Robert W. Sherwood
Secretary

March 2, 2004

Appendix A

HOOKER FURNITURE CORPORATION

Amended and Restated Audit Committee Charter

Adopted February 2, 2004

The Audit Committee (the “Committee”) of the Board of Directors (the “Board” or the “Board of Directors”) of Hooker Furniture Corporation (the “Company”) shall be a standing committee and the purpose of the Committee is to represent and assist the Board of Directors in its general oversight of the Company’s (a) accounting and financial reporting principles, (b) preparation, presentation and integrity of the financial statements, and (c) internal controls and practices. The Committee shall have the authority to engage independent legal, accounting and other advisers, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve related fees and retention terms.

The Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board level oversight role where it oversees the relationship with the independent auditor, as set forth in this charter, and provides advice, counsel and general direction, as it deems appropriate, to management and the auditors on the basis of the information it receives, discussions with the auditor, and the experience of the Committee’s members in business, financial and accounting matters.

Membership

The Committee is comprised of at least three directors determined by the Board of Directors to meet the independence and financial literacy requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”) and applicable federal law. Appointment to the Committee, including the designation of the Chair of the Committee and the designation of any Committee members as “financial experts,” shall be made on an annual basis by the full Board.

Responsibilities

The Committee:

•	Is directly responsible for the appointment, replacement, compensation and oversight of the work of the independent auditor. The independent auditor shall report directly to the Committee.

•	Meets at such times and places as the Committee shall determine. The Committee shall meet in executive session with the independent auditor and management periodically. The Chairman of the Committee shall report on Committee activities to the full Board.

•	When appropriate, designates one or more of its members to perform certain of its duties on its behalf, subject to such reporting to or ratification by the Committee as the Committee shall direct.

•	Reviews and discusses the written statement from the independent auditor concerning any relationship between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor, and, based on such review, assesses the independence of the auditor.

•	Establishes policies and procedures for the review and pre-approval by the Committee of all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the independent auditor, with exceptions provided for de minimis amounts under certain circumstances as described by law.

•	Reviews and discusses with the independent auditor: (a) its audit plans, and audit procedures, including the scope, fees and timing of the audit; (b) the results of the annual audit examination and accompanying management letters; and (c) the results of the independent auditor’s procedures with respect to interim periods.

•	Reviews and discusses reports from the independent auditors on (a) all critical accounting policies and practices used by the Company, (b) alternative accounting treatments within GAAP related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the independent auditor, and (c) other material written communications between the independent auditor and management.

•	Discusses with the independent auditors the matters required to be discussed by SAS 61, as the same may be modified or supplemented.

•	Reviews with the independent auditor its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such matters as are required to be discussed with the Committee under generally accepted auditing standards.

•	Reviews and discusses with management and the independent auditor: (a) the adequacy and effectiveness of the Company’s internal controls (including any significant deficiencies and significant changes in internal controls reported to the Committee by the independent auditor or management; (b) the Company’s internal audit procedures; and (c) the adequacy and effectiveness of the Company’s disclosure controls and procedures, and management reports thereon.

•	Reviews and discusses significant accounting, reporting, regulatory or industry developments affecting the Company.

•	Reviews and discusses with management and the independent auditor the Company’s significant financial risk exposures and the steps management has taken to monitor and manage such exposures.

•	Review legal and regulatory matters that may have a material impact on the Company’s financial statements. As part of this review, the Committee shall receive regular reports from management and/or the Company’s counsel on significant litigation in which the Company is involved and the anticipated impact of such litigation.

•	Reviews and discusses with management and the independent auditors the quarterly earnings press release, including the interim financial information included therein, and the Quarterly Report on Form 10-Q for each of the first three fiscal quarters of each fiscal year.

•	Ascertains whether significant matters identified as a result of interim review procedures have been brought to the attention of the Committee.

•	Reviews and discusses with management and the independent auditors the year-end audited financial statements and “Management’s Discussion and Analysis of Financial Condition and results of Operations” and, if deemed appropriate, recommends to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year.

•	Reviews and has prior-approval authority regarding related-party transactions (as defined in the relevant Nasdaq requirements).

•	Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

A-2

•	Establishes policies for the hiring of employees and former employees of the independent auditor.

•	Publishes the report of the Committee to be included in the Company’s proxy statement for its annual meeting of shareholders.

•	Performs such other functions as assigned by law, the Company’s bylaws or as the Board deems necessary and appropriate.

Committee Self-Assessment and Charter Review

This Audit Committee shall engage in an annual self-assessment and will annually review and reassess the adequacy of its charter, and recommend any changes to the full Board. The Committee’s charter shall be included with the Company’s proxy statement for the annual meeting of shareholders at least once every three years.

A-3

REVOCABLE PROXY

HOOKER FURNITURE CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Annual Meeting of Shareholders called for March 30, 2004

The undersigned hereby appoints Paul B. Toms, Jr. and Douglas C. Williams, or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furniture Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia on March 30, 2004 at 2:00 P.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below:

(1) Election of Directors

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:	Paul B. Toms, Jr., Douglas C. Williams, J. Clyde Hooker, Jr., W. Christopher Beeler, Jr., Alan D. Cole, John L. Gregory, III, Irving M. Groves, Jr., A. Frank Hooker, Jr., Robert A. Taylor, L. Dudley Walker

INSTRUCTIONS:	To withhold authority to vote for any individual nominee, write such nominee’s name in the space provided below.

(2) Ratification of the selection of KPMG LLP, as independent public accountants of the Company for fiscal year 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on March 30, 2004, receipt of which is hereby acknowledged.

(Continued and to be dated and signed on reverse side)

(continued from reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1) AND (2) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

Dated _____________, 2004

___________________________________________________________

___________________________________________________________

Please promptly mark, sign, date and mail this Proxy Card in the enclosed envelope. No postage is required.